As filed with the Securities and Exchange Commission on July 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIEDMONT NATURAL GAS COMPANY, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0556998
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

(704) 364-3120

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jane R. Lewis-Raymond

Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

(704) 364-3120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James H. Jeffries, IV, Esq.

Dumont Clarke, IV, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price per Unit / Proposed Maximum Aggregate Offering Price / Amount of Registration Fee (1)
Debt Securities
Common Stock, no par value

(1)	An indeterminate principal amount or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Piedmont Natural Gas Company, Inc.

Debt Securities

Common Stock

We may offer to sell debt securities and common stock from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated by us from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “PNY.”

Investing in these securities involves risks. See the risks contained in this prospectus and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as they may be amended, updated and modified, along with disclosures relating to risks contained in our reports filed with the Securities and Exchange Commission, which are incorporated by reference into this prospectus. Additional risks may also be included in a supplement to this prospectus.

Our principal executive offices are located at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, and our telephone number at that location is (704) 364-3120.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 7, 2011.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those securities and that offering. Any supplement to this prospectus may also add, update or change information contained in this prospectus. As a result, the summary descriptions of the securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in an accompanying supplement.

You should carefully read this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus or the documents incorporated by reference, statements containing words such as “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements reflect our best judgment based on current information and circumstances that we believe to be reasonable when made and are made in good faith, we can give no assurance that future events will not affect the accuracy of such forward-looking information or that such statements will prove to be correct. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to:

•

Regulatory issues affecting us and those from whom we purchase natural gas transportation and storage service, including those that affect allowed rates of return, terms and conditions of service, rate structures and financings. We monitor our ability to earn appropriate rates of return and initiate general rate proceedings as needed.

•

Residential, commercial, industrial and power generation growth and energy consumption in our service areas. The ability to retain and grow our customer base, the pace of that growth and the levels of energy consumption are impacted by general business and economic conditions, such as interest rates, inflation, fluctuations in the capital markets and the overall strength of the economy in our service areas and the country, and fluctuations in the wholesale prices of natural gas and competitive energy sources.

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Deregulation, regulatory restructuring and competition in the energy industry. We face competition from electric companies and energy marketing and trading companies, and we expect this competitive environment to continue.

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The potential loss of large-volume industrial customers to alternate fuels or to bypass, or the shift by such customers to special competitive contracts or to tariff rates that are at lower per-unit margins than that customer’s existing rate.

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The capital-intensive nature of our business. In order to maintain growth, we must add to our natural gas distribution system each year. The cost of and the ability to complete these capital projects may be affected by the ability to obtain and the cost of obtaining governmental approvals, compliance with federal and state pipeline safety and integrity regulations, cost and timing of project development- related contracts, project development delays, federal and state tax policies, and the cost and availability of labor and materials. Weather, general economic conditions and the cost of funds to finance our capital projects can materially alter the cost and timing of a project.

•

Access to capital markets. Our internally generated cash flows are not adequate to finance the full cost of capital expenditures. As a result, we rely on access to both short-term and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by cash flows from operations. Changes in the capital markets, in our financial condition or in the financial condition of our lenders or investors could affect access to and cost of capital.

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Changes in the availability and cost of natural gas. To meet firm customer requirements, we must acquire sufficient gas supplies and pipeline capacity to ensure delivery to our distribution system while also ensuring that our supply and capacity contracts allow us to remain competitive. Natural gas is an unregulated commodity market subject to supply and demand and price volatility. Producers, marketers and pipelines are subject to operating, regulatory and financial risks associated with exploring, drilling, producing, gathering, marketing and transporting natural gas and have risks that increase our exposure to supply and price fluctuations. Since such risks may affect the availability and cost of natural gas, they also may affect the competitive position of natural gas relative to other energy sources.

•

Changes in weather conditions. Weather conditions and other natural phenomena can have a material impact on our earnings. Severe weather conditions, including destructive weather patterns such as hurricanes, tornadoes and floods, can impact our customers, our suppliers and the pipelines that deliver gas to our distribution system and our distribution and transmission assets. Weather conditions directly influence the supply, demand, distribution and cost of natural gas.

•

Changes in environmental, safety, system integrity, tax and other laws and regulations, including those related to carbon regulations, and the cost of compliance. We are subject to extensive federal, state and local laws and regulations. Compliance with such laws and regulations could increase capital or operating costs, affect our reported earnings or cash flows, increase our liabilities or change the way our business is conducted.

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Ability to retain and attract professional and technical employees. To provide quality service to our customers and meet regulatory requirements, we are dependent on our ability to recruit, train, motivate and retain qualified employees.

•

Changes in accounting regulations and practices. We are subject to accounting regulations and practices issued periodically by accounting standard-setting bodies. New accounting standards may be issued that could change the way we record revenues, expenses, assets and liabilities, and could affect our reported earnings or increase our liabilities.

•	Earnings from our equity method investments. We invest in companies that have risks that are inherent in their businesses, and these risks may negatively affect our earnings from those companies.

•	Changes in outstanding shares. The number of outstanding shares may fluctuate due to new issuances or repurchases under our Common Stock Open Market Purchase Program.

Other factors may be described in this prospectus or an accompanying supplement or our other filings with the SEC. All of these factors are difficult to predict and many of them are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations. Our business, financial condition, results of operations and prospects may have changed since the date a forward-looking statement was made. For these reasons, you should not rely on these forward-looking statements when making investment decisions.

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus, any accompanying supplement and the documents incorporated by reference is accurate only as of their respective dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Except as otherwise indicated, all references in this prospectus to “Piedmont”, “the company”, “we” and “our” refer to Piedmont Natural Gas Company, Inc., and its consolidated subsidiaries.

THE COMPANY

We are an energy services company whose principal business is the distribution of natural gas to over one million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee. We also are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation.

We were incorporated in New York in 1950 and began operations in 1951. In 1994, we merged into a newly formed North Carolina corporation with the same name for the purpose of changing our state of incorporation to North Carolina. Our principal executive offices are located at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, and our telephone number at that location is (704) 364-3120. Our common stock is listed on the New York Stock Exchange with shares trading under the ticker symbol “PNY.”

RISK FACTORS

Investing in our securities involves risks. Please see the risk factors described in this prospectus, any applicable supplement and Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as they may be amended, updated and modified, along with the disclosures related to risks contained in our reports filed with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained in or incorporated by reference into this prospectus. The risks and uncertainties described are not the only ones facing the company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

USE OF PROCEEDS

Unless we state otherwise in the applicable supplement, we will use the net proceeds from the sale of the securities that may be offered by this prospectus and the applicable supplement for refinancing indebtedness, for general corporate purposes, which may include capital expenditures, additions to working capital and advances for or investments in our subsidiaries, and for repurchases of shares of our common stock.

We may temporarily invest any net proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit net proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Piedmont’s historical consolidated ratio of earnings to fixed charges is shown in the table below. The natural gas business is seasonal in nature. The ratio of earnings to fixed charges for the six months ended April 30, 2011, does not necessarily reflect the ratio to be expected for the full fiscal year. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income from continuing operations, distributed income of equity investees, and fixed charges. “Fixed charges” consists of interest expense, amortization of debt expense, and one-third of rental expense.

	Fiscal years ended October 31,					Six months ended April 30,

	2010	2009	2008	2007	2006	2011	2010
Ratio of Earnings to Fixed Charges	4.61x	4.78x	3.80x	3.40x	4.08x	8.70x	9.19x

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer with this prospectus. We will provide additional or different terms of the debt securities in the applicable supplement.

We will issue debt securities under an indenture, dated as of April 1, 1993, as supplemented to the date hereof, between Piedmont and The Bank of New York Mellon Trust Company, N.A., as successor trustee to Citibank, N.A., and as amended by a Fourth Supplemental Indenture, dated as of May 6, 2011, between Piedmont and The Bank of New York Mellon Trust Company, N.A. We refer to this indenture, as supplemented and amended, as the “Indenture.” References to the “Trustee” means The Bank of New York Mellon Trust Company, N.A., as successor trustee to Citibank, N.A. or any other successor trustee under the Indenture. References to the “Debt Securities” means the debt securities issued under the Indenture.

Because this section is a summary of some of the terms of the Indenture, it does not describe every aspect of the Debt Securities. You should refer to the actual Indenture for a complete description of its provisions and the definitions of terms used in it, because the Indenture, and not this description, will define your rights as a holder of Debt Securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable supplement, we are incorporating by reference those sections or defined terms in this prospectus or the applicable supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements.

General Terms of Our Debt Securities

The Debt Securities may be issued from time to time in one or more series. (Section 2.01). The Indenture does not limit the aggregate principal amount of Debt Securities that we may issue under the Indenture at any time or from time to time in one or more series. (Section 2.01).

Under the Indenture, as of June 15, 2011, we have outstanding approximately:

•	$60,000,000 of 6.55% Medium-Term Notes due 2011;

•	$100,000,000 of 5.00% Medium-Term Notes due 2013;

•	$45,000,000 of 6.87% Medium-Term Notes due 2023;

•	$40,000,000 of 8.45% Medium-Term Notes due 2024;

•	$55,000,000 of 7.40% Medium-Term Notes due 2025;

•	$40,000,000 of 7.50% Medium-Term Notes due 2026;

•	$60,000,000 of 7.95% Medium-Term Notes due 2029; and

•	$100,000,000 of 6.00% Medium-Term Notes due 2033.

As of June 15, 2011, we have outstanding under two separate note agreements an additional $235,000,000 of senior notes at rates ranging from 2.92% to 8.51% due 2016 to 2021.

The Debt Securities will be our unsecured obligations and will rank equally and ratably with all of our other unsecured indebtedness. The Debt Securities will be effectively subordinated to our existing and future secured indebtedness. Furthermore, holders of the Debt Securities will generally be subordinate to claims of creditors to our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock.

The particular terms of each issue of Debt Securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of Debt Securities, will be described in the applicable supplement. You should read the applicable supplement for some or all of the following terms of the series of Debt Securities offered by such supplement, as applicable.

•	the title of the offered Debt Securities;

•	any limit on the aggregate principal amount of the offered Debt Securities;

•

the person to whom any interest on the offered Debt Securities will be payable, if other than the person in whose name that offered Debt Security is registered at the close of business on the record date for such interest;

•	the date or dates on which the principal of the offered Debt Securities is payable;

•

the rate or rates at which the offered Debt Securities will bear interest, if any, or the formula that will be used to determine such rate or rates, the date or dates from which any such interest will accrue, and the date or dates for any interest payable and the record dates for interest payable;

•	the place or places where the principal, premium (if any) and interest on the offered Debt Securities will be payable, and the method of such payment;

•	the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at our option;

•

our obligations, if any, to purchase or redeem the offered Debt Securities under any sinking fund or analogous provision or at the option of holders of such securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if the amount of payments of principal, premium (if any) or interest on the offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined;

•

whether the offered Debt Securities will be issuable in whole or in part in the form of one or more global securities and, if so, the securities depository or depositories for such global security or securities and the circumstances under which any such global security or securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such depository or its nominee, other than as set forth in the Indenture;

•	if other than the principal amount thereof, the portion of the principal amount of the offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	any modification, amendment or addition to our covenants;

•	whether the offered Debt Securities will be subject to defeasance or covenant defeasance, or other means of satisfaction and discharge;

•	any additional events of default; and

•	any other terms or provisions of the offered Debt Securities not inconsistent with the provisions of the Indenture.

(Section 2.01).

We may issue Debt Securities with terms different from those of Debt Securities already issued. There is no requirement that we issue Debt Securities in the future under the Indenture, and we may use other indentures or documentation, containing different provisions, in connection with future issues of other Debt Securities.

Unless the applicable supplement provides differently, we will issue the Debt Securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. (Section 2.05). Unless the applicable supplement provides differently, the Trustee will register the transfer of any Debt Securities at its offices. (Section 2.07). There will be no service charge for any registration of transfer or exchange of the Debt Securities, although we may require that purchasers of the Debt Securities pay any tax or other governmental charge associated with the registration. (Section 2.07).

We may issue Debt Securities as original issue discount securities, to be sold at a substantial discount below their principal amount. The applicable supplement will describe any special federal income tax and other considerations applicable to such securities.

Global Securities

We may issue the Debt Securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for Debt Securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable supplement.

The applicable supplement will describe the specific terms of the depositary arrangement with respect to a series of Debt Securities that a global security will represent.

Exchange Registration and Transfer

We will not be required to exchange or register a transfer of (i) any series of Debt Securities for a period of 15 days next preceding the mailing of the notice of any redemption of such series, or (ii) any such series selected, called or being called for redemption except, in the case of any such series to be redeemed in part, that portion not being redeemed. (Section 2.07).

Redemption

Any terms for the optional or mandatory redemption of the Debt Securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to the Debt Securities redeemable at the option of the holder, Debt Securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of a series of Debt Securities are to be redeemed, the Trustee shall select the particular Debt Securities to be redeemed in such manner as it deems fair and appropriate. (Section 3.02). The Indenture limits our ability to redeem Debt Securities if an event of default has occurred and is continuing. (Section 3.04).

Covenants

Unless stated otherwise in the applicable supplement, Debt Securities will have the benefit of the following covenants.

Property. To the extent necessary for our business to be properly conducted, we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order. We will also cause (or, with respect to property owned in common with others, make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements to be made to such properties. This covenant does not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business. (Section 4.05).

Limitation on Liens. The Indenture provides that we will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in our favor, any mortgage, pledge or other lien or encumbrance of or upon any of our or its properties or assets (including stock and other securities of subsidiaries) without making effective provisions to secure equally and ratably the Debt Securities then outstanding and other indebtedness entitled to be so secured, except that we or a subsidiary, without so securing the Debt Securities, may create, assume or suffer to exist:

•	certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same,

•	pledges of current assets, in the ordinary course of business to secure current liabilities,

•

liens on property to secure obligations to pay all or a part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil and gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds,

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mechanics’ or materialman’s liens, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payments of money), deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes or assessments or similar charges and liens or security interests given in connection with bid or completion bonds,

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liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege or license, or to enable us or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks in connection with workmen’s compensation, unemployment insurance, old age pension or other social security, or to share in the privileges or benefits required for companies participating in such arrangements,

•

pledges or assignments of accounts receivable, including customers’ installment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing our business and the business of our subsidiaries) made in the ordinary course of business,

•	liens of taxes or assessments that are (i) for the current year, (ii) not due, or (iii) already due but are being contested in good faith and against which an adequate reserve has been established,

•	judgments or liens the finality of which is being contested and execution on which is stayed,

•	assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired,

•	certain landlords’ liens so long as the rent secured thereby is not in default,

•

liens on the assets of any limited liability company organized under a limited liability company act of any state in which a limited liability company is permitted to be treated as a partnership or disregarded for federal income tax purposes, and

•

liens not otherwise permitted if, at the time, and after giving effect thereto, the creation or assumption of any lien, the aggregate amount of all of our consolidated indebtedness secured by such liens does not exceed 10% of our Consolidated Total Assets. “Consolidated Total Assets” means, as of any determination date, the total assets of us and our subsidiaries as set forth or reflected on our most recent consolidated balance sheet, prepared in accordance with generally accepted accounting principles in the United States.

(Section 4.07).

For purposes of this covenant, a “subsidiary” is any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, by us directly or indirectly through one or more intermediaries.

Corporate Existence. Subject to the provisions described under the heading “Consolidation, Merger or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our and our subsidiaries’ corporate existence, rights (charter and statutory) and franchises. We will not be required to preserve, or cause any subsidiary to preserve, any such right or franchise or to keep in full force and effect the corporate existence of any subsidiary if, in our judgment, preservation is no longer desirable in the conduct of our business and the loss thereof is not disadvantageous in any material respect to the holders of any series of Debt Securities. (Section 4.06).

The covenants contained in the Indenture and the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. The existing protective covenants applicable to the Debt Securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Consolidation, Merger or Sale

We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•

either we shall be the continuing corporation, or the successor corporation (if other than us) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of our covenants and conditions under the Indenture;

•

we or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition; and

•	we satisfy other conditions described in the Indenture.

(Sections 11.01, 11.02 and 11.03).

Because there is no definitive standard under the laws of the State of New York that clearly defines the threshold for the sale or conveyance of substantially all of our assets, it may be difficult for the holders of our Debt Securities to: (a) determine whether our covenant (relating to merger, consolidation and sale of assets) has been breached, (b) declare an event of default and (c) exercise their acceleration rights. In addition, there can be a difference in understanding between us and the holders of our Debt Securities regarding whether a specific asset sale or sales triggers a sale of “substantially all” of our assets. Lastly, in the event that the holders of our Debt Securities elect to exercise their rights under the Indenture and we contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase “substantially all.”

Payment and Paying Agent

The principal, premium (if any) and interest (if any) on Debt Securities not represented by a global security will be payable in New York Clearing House Funds at the office or agency of the paying agent or paying agents as we may designate from time to time, provided that, at our option, interest may be paid by check mailed to the holders entitled thereto at their last addresses as they appear in the Debt Security Register. (Section 4.01). The Trustee is designated as our sole paying agent and its principal corporate trust office in the Borough of Manhattan, the City of New York, is the office where the Debt Securities may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon us in respect of the Debt Securities or of the Indenture may be served. (Sections 4.01 and 4.02). Unless otherwise indicated in the applicable prospectus supplement, interest payments shall be made to the person in whose name any debt security is registered at the close of business on the record date with respect to an interest payment date. (Section 4.01). All moneys paid by us to a paying agent for the payment of principal, premium (if any) or interest on any Debt Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us upon request, and the holder of such Debt Security will thereafter look only to us for payment thereof. (Section 13.04).

Defaults and Rights of Acceleration

The following are events of default under the Indenture with respect to any series of Debt Securities, unless it is either inapplicable to a particular series or is specifically deleted or modified in any supplemental indenture under which such series is issued:

(a) default in the payment of the principal or premium (if any) on any of the Debt Securities of such series when due and payable;

(b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due and payable, and continuance of such default for a period of 30 days;

(c) default in the payment of any sinking or purchase fund payment or analogous obligation with respect to such series when due and payable;

(d) failure by us to observe or perform any other of our covenants or agreements in the Debt Securities or the Indenture for a period of 90 days after written notice of such failure, requiring us to remedy such failure, has been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

(e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including the Indenture) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $50,000,000 principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in an excess of $50,000,000 of principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 days after notice has been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series specifying such default and requiring us to cause such indebtedness to be discharged or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture; or

(f) certain events in bankruptcy, insolvency or other similar occurrences as more fully described in the Indenture.

(Section 6.01).

The applicable supplement will describe any additional events of default that may be added to the Indenture for a particular series of Debt Securities. (Section 6.01). No event of default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of Debt Securities issued under the Indenture.

The Indenture provides that if an event of default described in clause (a), (b), (c), (d) or (e) has occurred and is continuing, and in each and every such case, unless the principal amount of all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of each series affected thereby then outstanding (voting as one class), by notice to us (and to the Trustee if given by securityholders) may declare the principal amount of all the Debt Securities (or, with respect to original issue discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) affected thereby to be due and payable immediately, or, if an event of default described in clause (f) has occurred and is continuing, and unless the principal of all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding (voting as one class), by notice to us (and to the Trustee if given by securityholders), may declare the principal of all the Debt Securities (or, with respect to original issue discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) to be due and payable immediately. (Section 6.01). The holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as one class) may waive our compliance of covenants or conditions provided for in the Indenture. (Section 4.08). In some circumstances, the holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of such series, waive any past default or rescind and annul a declaration of acceleration and its consequences under the Indenture, except a default (1) in the payment of principal, premium (if any) or interest on any Debt Security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. (Sections 6.02 and 6.13).

The Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of each series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of that series, except for such directions that are in conflict with statute, rule of law or the Indenture, any other action by Trustee deemed proper by the Trustee not inconsistent with such direction and any action the Trustee determines might involve it in personal liability or would be unjustly prejudicial to the holders of Debt Securities of such series not consenting to such direction. (Section 6.12). Otherwise, a holder of Debt Securities of a series may not pursue any remedy with respect to the Indenture or any Debt Securities of that series unless:

•	the holder of Debt Securities of that series gives the Trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the Debt Securities of that series then outstanding make a written request to the Trustee to pursue the remedy;

•	the holder or holders of Debt Securities of that series offer the Trustee reasonable indemnity against any costs, liability or expense incurred in connection therewith;

•	the Trustee does not comply with the request within 60 days after receipt of the notice, request and the offer of indemnity; and

•

during such 60-day period, the holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding do not give the Trustee a direction that is inconsistent with the request.

(Section 6.07).

However, these limitations do not apply to the right of any holder of any Debt Securities to receive payment of the principal of, premium, if any, and interest on the Debt Securities of a series or to bring suit for the enforcement of any such payment on or after the due date expressed in the Debt Securities, which right shall not be impaired or affected without the consent of the holder. (Section 6.08)

We will be required to furnish to the Trustee annually a statement as to our performance and observance of and compliance with certain of our obligations under the Indenture and written notice of any default or event of default within five (5) days after we become aware of any such default or event of default. (Sections 4.04 and 4.09).

Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults with respect to such series within 90 days after the occurrence of such a default known to the Trustee; provided that, except in the case of default in the payment of principal or interest on any of the Debt Securities, or in the payment of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if the trustee committee of directors and/or responsible officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. No notice of default with respect to the payment of any sinking or purchase fund will be given until at least 30 days after the occurrence thereof. (Section 7.14).

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the Debt Securities to be affected at the time outstanding under the Indenture (voting as one class), to enter into indentures supplemental to or modifying the Indenture or the rights of the holders of such Debt Securities, except that no such modification shall (a) extend the fixed maturity, reduce the principal amount or premium (if any) or reduce the rate or extend the time of payment of interest on any Debt Security without the consent of the holder of each Debt Security so affected; or (b) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 10.02).

Without the consent of any holders of Debt Securities, we and the Trustee may enter into one or more supplemental indentures (which shall conform to the effective provisions of the Trust Indenture Act) for any of the following purposes:

•	to evidence the succession of another corporation to us, or successive successions and the assumption by the successor corporation of our covenants, agreements and obligations;

•

to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additions, an event of default permitting the enforcement of all remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

•

to provide for the issuance under the Indenture of Debt Securities, whether or not then outstanding, in coupon form (including Debt Securities registrable as to principal only) and to provide for exchangeability of such Debt Securities with Debt Securities issued under the Indenture in fully registered form;

•

to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act or any corresponding provision in any similar federal statute hereafter enacted;

•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•

to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the Debt Securities of one or more series and to add or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•

to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of the Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture;

•	to provide collateral security for the Debt Securities;

•

to change any place where (1) the principal, premium (if any) and interest on Debt Securities of any series shall be payable; (2) any Debt Securities of any series may be surrendered for registration of transfer; (3) Debt Securities of any series may be surrendered for exchange; and (4) notices and demands to or upon us in respect of the Debt Securities of any series and the Indenture may be served; and

•	to establish the form or terms of Debt Securities of any series as permitted by the Indenture.

(Section 10.01).

The Trustee is authorized by the Indenture to join with us in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained in any such supplemental indenture and to accept the conveyance, transfer, assignment, mortgage or pledge of any property under such supplemental indenture. The Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until it has been duly executed and delivered by the Trustee. (Section 10.01).

Collection of Indebtedness

The Indenture also provides that if we fail to make payment of principal, premium (if any), interest, or any mandatory sinking fund requirements on the Debt Securities (and in the case of payment of interest or any mandatory sinking fund payment, such failure to pay shall have continued for 30 days) we will, upon demand of the Trustee, pay to it, for the benefit of the holders of the Debt Securities, the whole amount then due and payable on the Debt Securities for principal or premium (if any) and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities and such further amounts to cover the costs and expenses of collection. The Indenture further provides that if we fail to pay such amount forthwith upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 6.03).

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture if, at any time, (1) we have delivered to the Trustee for cancellation all Debt Securities of any series authenticated or (2) all Debt Securities of such series not previously delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and we deposit or cause to be deposited with the Trustee as trust funds (a) an amount of money which will be sufficient, or (b) Government Obligations, the principal and interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay at maturity or upon redemption all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, including principal, premium (if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be.

If we satisfy and discharge our obligations under the Indenture and we pay or cause to be paid all other sums payable by us under the Indenture with respect to such series, then the Indenture will cease to be of further effect with respect to the Debt Securities of such series, and the Trustee, on demand of and at our cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Debt Securities of such series. We agree to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee in connection with the Indenture or the Debt Securities of such series.

In addition, we will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case of certain obligations) if (i) we deposit with the Trustee, in trust, money, Government Obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities, (ii) we deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service and (iii) satisfy certain other requirements under the Indenture. (Section 13.01).

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

No recourse under or upon any of our obligations, covenants or agreements in the Indenture or a supplemental indenture, or in any Debt Securities issued under the Indenture or because of the creation of any indebtedness represented thereby, shall be had against any of our incorporators or any of our (or any successor corporation’s) past, present or future stockholders, officers or directors. Each holder, by accepting notes issued under the Indenture, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debt Securities. (Section 14.01). This waiver may not be effective to waive liabilities under the federal securities laws.

Reports to Holders and SEC Reports

We will file with the Trustee or post to the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (“EDGAR”) the information, documents and other reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after the information, documents or reports are required to be filed with the SEC. In addition, we will also file with the Trustee (or post to EDGAR) and file with the SEC such additional information, documents and reports with respect to our compliance with the conditions and covenants provided for in the Indenture as may be required from time to time by the rules and regulations prescribed by the SEC. We will also transmit to all holders of each series of Debt Securities such summaries of any information, documents and reports required to be filed by us with respect to each such series pursuant to Sections 503 (a)-(b) of the Indenture as may be required from time to time by the rules and regulations prescribed by the SEC within 30 days after filing thereof with the Trustee or posting thereof to EDGAR. (Section 5.03).

Notices

Any notice or demand required or permitted to be given or served by the Trustee or by the holders of Debt Securities to or on us may be given or served by postage prepaid first class mail addressed (until another address is filed by us with the Trustee) as follows: Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, Attention: Corporate Secretary.

Any notice, direction, request or demand by any holder of the Debt Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the Trustee in the Borough of Manhattan, the City of New York.

Any notice to be given to the holders of the Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

Title

We, the Trustee and any of our agents may deem the person in whose name such Debt Security shall be registered upon our books (which, in the case of Debt Securities represented by a global security, shall be the Depositary or its nominee) to be the absolute owner of such Debt Security (whether or not such Debt Security shall be overdue and notwithstanding any notation of ownership or other writing thereon), for the purpose of receiving payment and for all other purposes.

Governing Law

The Indenture is and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 15.08).

Concerning the Trustee

Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the Indenture, or in the exercise of any of its rights or powers under the Indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 7.01).

The Bank of New York Mellon Trust Company, N.A. (as successor trustee to Citibank, N.A.) is the Trustee under the Indenture. We may from time to time enter into commercial banking relationships with affiliates of the Trustee. Notice to the Trustee should be directed to:

The Bank of New York

Mellon Trust Company, N.A.

Corporate Trust Office

101 Barclay Street

New York, New York 10007

DESCRIPTION OF OUR COMMON STOCK

General

As of June 15, 2011, our authorized capital stock consists of 200,000,000 shares of common stock without par value and 175,000 shares of preferred stock without par value. Our board of directors may establish one or more series of preferred stock with such rights and preferences as it may determine. As of June 15, 2011, 71,987,745 shares of common stock were issued and outstanding and none of our preferred stock was issued and outstanding.

The following description of our common stock and provisions of our Articles of Incorporation, as amended and restated (the “Articles of Incorporation”), and By-laws are only summaries and are qualified by reference to our Articles of Incorporation and By-laws. We encourage you to review complete copies of our Articles of Incorporation and By-laws, which we have previously filed with the SEC.

The holders of our common stock are entitled to receive dividends as and when declared from time to time by the board of directors out of any of our net profits or net assets legally available therefore, subject to any preferences that may be applicable to any share of our preferred stock then outstanding. The amount of cash dividends that may be paid on common stock is restricted by provisions contained in certain note agreements under which our long-term debt was issued. Under the most restrictive of these provisions, we cannot pay or declare any dividends or make any other distribution on any class of stock or make any investments in subsidiaries or permit any subsidiary to do any of the above (all of the foregoing being “Restricted Payments”) except out of “Net Earnings Available for Restricted Payments.” “Net Earnings Available for Restricted Payments” is defined as the sum of (a) $50 million plus (b) net earnings (defined as consolidated gross revenues, including subsidiaries other than gas and oil subsidiaries, less charges, but not including gains from the sale, conversion of other disposition of capital assets, gains from the write-up of assets and equity in the un-remitted earnings of any corporation which is not a subsidiary) for the period commencing on January 1, 1991, plus (c) the aggregate cash dividends paid by oil and gas subsidiaries for the same period, plus (d) the net cash consideration received upon the sale subsequent to December 31, 1990, of additional stock of any class, plus (e) the amount by which any investment in subsidiaries of the character of loans, advances or guarantees has been repaid or eliminated subsequent to December 31, 1990, less the sum of (a) the amount of all dividends and other distributions and other Restricted Payments made, paid or declared on any of our stock after December 31, 1990, and (b) the aggregate amount expended, after December 31, 1990, for the redemption, purchase or other acquisition of our stock or the stock of any subsidiary.

In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after satisfaction of creditors and the payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Holders of common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into such shares. There are no redemption provisions on any shares of common stock. The outstanding shares of common stock are, and the additional shares offered hereby will be, fully paid and non-assessable.

Each share of common stock is entitled to one vote with respect to all matters submitted to a vote of shareholders. Under North Carolina law, the election of directors requires a plurality of the votes cast in the election. Shareholders do not have cumulative voting rights.

Our common stock is traded on the New York Stock Exchange under the symbol “PNY.”

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

Certain Anti-takeover Effects

Our Articles of Incorporation and By-laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control. These provisions include:

•

Classified Board of Directors. Our board of directors is divided into three classes with staggered terms, which means that, as a general matter, only one-third of the board must stand for re-election at any annual meeting of shareholders. The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. The provision for the classification of directors may be amended, altered, changed or repealed only upon the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

•

Fixing and Changing Number of Directors. Our Articles of Incorporation and By-laws authorize the board of directors to fix the number of directors and provide that the number may be changed only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire board of directors.

•	Nominations to the Board. With certain exceptions, nominations to the board must be made at least 60 days prior to the date of a meeting of shareholders.

•	Removal of Directors. Directors may be removed for cause only by the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

•

Fair Price Provisions. Our Articles of Incorporation require the affirmative vote of a super majority of the outstanding shares of voting stock to approve certain transactions such as actions in connection with any “Business Combination.” A Business Combination is defined to include any merger, consolidation, lease, sale or disposition of assets or certain other business transactions by us or our subsidiaries involving an “interested shareholder.” An interested shareholder is defined as any person who is or has announced an intention to become the beneficial owner of 10% or more of our voting stock (and certain defined affiliates) or an affiliate or associate of an interested shareholder and that, together with all such other arrangements, has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or more than 5% of our total assets or shareholders’ equity as reflected on our most recent fiscal year-end consolidated balance sheet. Our Articles of Incorporation require the affirmative vote of not less than 662/3% of our voting stock, voting together as a single class, excluding any voting stock beneficially owned by an interested shareholder, with respect to all Business Combinations involving the interested shareholder unless (1) the transaction is approved by our board of directors prior to the date on which directors not affiliated with the interested shareholder and who were directors prior to the time the interested shareholder acquired such status (“Continuing Directors”) comprise less than a majority of our board of directors, and (2) if the Business Combination involves payment of consideration to shareholders, certain minimum price and disclosure requirements are satisfied as to all shareholders, and there has been no major change in our business or equity capital structure or any change or reduction in the payment of dividends since the date the interested shareholder acquired such status. To meet the minimum price criteria, the shareholders must receive consideration or retain value per share after the transaction that is not less than the higher of (i) the highest price per share paid by the interested shareholder in the transaction or within two years preceding the first public announcement date of the transaction, (ii) the fair market value per share of our common stock on the date the transaction is announced or the date on which the interested shareholder acquired such status, whichever is higher or (iii) the fair market value per share determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price paid by the interested shareholder within the two-year period preceding the date the transaction is announced to (y) the fair market value on the first day in such two-year period on which the interested shareholder acquired beneficial ownership of any share of common stock. The minimum price provisions must be met with respect to every class or series of our outstanding capital stock, whether or not the interested shareholder has previously acquired shares of any particular class or series. Our Articles of Incorporation require the same 662/3% shareholder approval to amend or repeal the foregoing provisions or to adopt any provision inconsistent with such provisions unless the change is proposed by the board of directors prior to the date on which Continuing Directors comprise less than a majority of the board.

•

Amendment to our By-Laws. Our By-laws may be amended only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire board of directors at a meeting at which a quorum is present.

•

“Opt out” of North Carolina Anti-Takeover Statutes. Our Articles of Incorporation contain language to “opt out” of the provisions of two North Carolina anti-takeover statutes which, under the North Carolina Business Corporation Act, would otherwise apply to us. The first of these statutes, called the “North Carolina Shareholder Protection Act,” requires that any business combination (as defined therein) between a corporation and any 20% shareholder be approved by 95% of the corporation’s voting shares. Under the second statute, called the “North Carolina Control Share Acquisition Act,” control shares of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the corporation’s shareholders, and in the event such voting rights were to be granted, all other shareholders would have the right to have their shares in the corporation redeemed at their fair value, subject to certain restrictions. Because application of these statutes to us would create material conflicts with existing provisions of our Articles of Incorporation regarding Business Combinations, our Articles of Incorporation include provisions stating that neither of these statutes will apply to us.

•

Issuance of preferred stock. Our Articles of Incorporation allow our board of directors to authorize and issue preferred stock with designations and rights that the board may determine at its discretion. Our board of directors may be able to use this authority in a manner that could delay, defer or prevent a change in control.

Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”) and our By-laws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. We have insurance covering expenditures we might incur in connection with the indemnification of our directors and officers for their liabilities and expenses.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Our By-laws provide that any person who is or was a director, and our officers who are also directors or who are designated by the board of directors from time to time as indemnified officers and any director or officer who at the request of Piedmont serves or has served as a director, officer, partner, trustee, employee or agent of any other corporation or other enterprise, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as director or officer if it is determined that person’s acts or omissions were not reasonably known or believed by him or her to be clearly in conflict with Piedmont’s best interests. The By-laws further provide that Piedmont shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted under the By-laws, if it is determined that such director or indemnified officer is entitled to indemnification under the By-laws.

As authorized by the NCBCA, and to the fullest extent permitted by the NCBCA, our Articles of Incorporation limit the liability of a director by providing that a director shall not be liable to Piedmont or to any Piedmont shareholder for monetary damages arising from the director’s breach of his or her duties as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with the best interests of the corporation, (ii) unlawful distributions, (iii) any transaction from which the director or officer derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of our Articles of Incorporation limiting the liability of our directors became effective. In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in any of the following ways:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers through a specific bidding, ordering or auction process or otherwise;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or re-allowed or paid to dealers or agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents or dealers and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

The consolidated financial statements, incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, and the effectiveness of the company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.piedmontng.com. The information on our web site is not a part of this prospectus or any applicable supplement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2011 and April 30, 2011;

•

our Current Reports on Form 8-K filed on November 22, 2010, December 16, 2010, January 19, 2011, January 31, 2011, March 9, 2011 (as amended by our Current Report on Form 8-K/A filed on June 3, 2011), May 12, 2011, June 1, 2011, and June 3, 2011; and

•

the description of our common stock contained in our Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus through us, or from the SEC through the SEC’s web site or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Piedmont Natural Gas Company, Inc.

Attn: Corporate Secretary

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

Telephone: (704) 364-3120

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses (other than underwriting compensation) to be incurred by Piedmont in connection with a distribution of securities registered under this registration statement.

SEC registration fee	$	*
Fees and expenses of accountants	$	**
Fees and expenses of legal counsel	$	**
Printing fees	$	**
Rating agency fees	$	**
Trustee’s fees and expenses	$	**
Miscellaneous	$	**

Total	$	**

*	To be deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933.
**	The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable with respect to any offering of securities.

Item 15.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”) and our By-laws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. We have insurance covering expenditures we might incur in connection with the indemnification of our directors and officers for their liabilities and expenses.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Our By-laws provide that any person who is or was a director, and our officers who are also directors or who are designated by the board of directors from time to time as indemnified officers and any director or officer who at the request of Piedmont serves or has served as a director, officer, partner, trustee, employee or agent of any other corporation or other enterprise, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as director or officer if it is determined that person’s acts or omissions were not reasonably known or believed by him or her to be clearly in conflict with Piedmont’s best interests. The By-laws further provide that Piedmont shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted under the By-laws, if it is determined that such director or indemnified officer is entitled to indemnification under the By-laws.

As authorized by the NCBCA, and to the fullest extent permitted by the NCBCA, our Articles of Incorporation limit the liability of a director by providing that a director shall not be liable to Piedmont or to any Piedmont shareholder for monetary damages arising from the director’s breach of his or her duties as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with the best interests of the corporation, (ii) unlawful distributions, (iii) any transaction from which the director or officer derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of our Articles of Incorporation limiting the liability of our directors became effective. In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of the company under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Restated Articles of Incorporation of Piedmont Natural Gas Company, Inc., dated as of March 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009).

3.2	By-laws of Piedmont Natural Gas Company, Inc., dated December 15, 2006 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007).

4.1	Indenture, dated as of April 1, 1993, between Piedmont Natural Gas Company, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to Citibank, N.A.) (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3, Registration No. 33-59369).

4.2	Fourth Supplemental Indenture, dated as of May 6, 2011, between Piedmont Natural Gas Company, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.3*	Form of Debt Security.

5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York Mellon Trust Company, N.A.

*	To be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K and incorporated by reference herein or by post-effective amendment, in either case, as required by the rules of the SEC.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 7th day of July, 2011.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ David J. Dzuricky
David J. Dzuricky
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named Registrant, by his or her execution hereof, hereby constitutes and appoints David J. Dzuricky, Jane R. Lewis-Raymond, Robert O. Pritchard and Judy Z. Mayo, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all amendments (including post-effective amendments) and supplements to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the SEC and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 7th day of July, 2011:

Signature	Title

/s/ Thomas E. Skains Thomas E. Skains	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ David J. Dzuricky David J. Dzuricky	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Jose M. Simon Jose M. Simon	Vice President and Controller (principal accounting officer)

/s/ E. James Burton E. James Burton	Director

/s/ Malcolm E. Everett III Malcolm E. Everett III	Director

/s/ John W. Harris John W. Harris	Director

Signature	Title

/s/ Aubrey B. Harwell, Jr. Aubrey B. Harwell, Jr.	Director

/s/ Frank B. Holding, Jr. Frank B. Holding, Jr.	Director

/s/ Frankie T. Jones, Sr. Frankie T. Jones, Sr.	Director

/s/ Vicki McElreath Vicki McElreath	Director

/s/ Minor M. Shaw Minor M. Shaw	Director

/s/ Muriel W. Sheubrooks Muriel W. Sheubrooks	Director

/s/ David E. Shi David E. Shi	Director

Exhibit Index

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Restated Articles of Incorporation of Piedmont Natural Gas Company, Inc., dated as of March 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009).

3.2	By-laws of Piedmont Natural Gas Company, Inc., dated December 15, 2006 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007).

4.1	Indenture, dated as of April 1, 1993, between Piedmont Natural Gas Company, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to Citibank, N.A.) (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3, Registration No. 33-59369).

4.2	Fourth Supplemental Indenture, dated as of May 6, 2011, between Piedmont Natural Gas Company, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.3*	Form of Debt Security.

5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York Mellon Trust Company, N.A.

*	To be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K and incorporated by reference herein or by post-effective amendment, in either case, as required by the rules of the SEC.